Exhibit 99.1

Investor Relations
817-931-3423
investor.relations@aa.com

FOR RELEASE: Tuesday, April 8, 2014

NOTICE TO HOLDERS OF AMERICAN AIRLINES GROUP SERIES A CONVERTIBLE PREFERRED STOCK REGARDING FINAL MANDATORY CONVERSION DATE

FORT WORTH, Texas - American Airlines Group Inc. (the “Company”) today provided the following notice to holders of its Series A Convertible Preferred Stock (NASDAQ: AALCP) (the “Convertible Preferred Stock”) pursuant to Section 5.1 of the Certificate of Designations governing the terms of the Convertible Preferred Stock. Capitalized terms not otherwise defined in this notice have the meaning set forth in the Certificate of Designations.

•	The remaining 17,230,082 shares of Convertible Preferred Stock will be converted into shares of Common Stock (NASDAQ: AAL) as of the close of business on April 8, 2014.

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The Conversion Price used for determining the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is $33.8080. For each $1,000 in Stated Value of Convertible Preferred Stock mandatorily converted, holders will receive 29.5788 shares of Common Stock. Stated a different way, each share of Convertible Preferred Stock mandatorily converted will be converted into 0.7549 shares of Common Stock, subject to rounding.

•	The Depository Trust & Clearing Corporation (DTCC) will be processing the conversion on its systems on the morning of April 9, 2014.

Additional Common Stock Distributions

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Pursuant to Section 4.5 of the Company’s Fourth Amended Joint Plan of Reorganization (the “Plan”), holders of AMR Common Stock (formerly traded under the symbol: “AAMRQ”) will receive, for each share of previously owned AMR Common Stock, a distribution of approximately 0.1864 shares of AAL stock on or about April 10, 2014. AAMRQ holders may in the future receive additional distributions pending the resolution of the Disputed Claims Reserve on or after June 30, 2014.

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Pursuant to Section 5.15 of the Plan, holders of convertible notes who elected to be treated as if they had converted their notes to AMR Common Stock prior to the Effective Date will also receive a distribution of shares of AAL. Individuals who held AMR’s 6.25%Convertible Senior Notes due in 2014 and elected to be treated as if they held AMR Common Stock will receive 20.4245 shares of AAL for each $1,000 of principal amount thereof, and individuals who held AMR’s 4.5% Convertible Senior Notes due 2024 and elected to be treated as if they held AMR Common Stock will receive 9.000 shares of AAL for each $1,000 of principal amount thereof, in each case on or about April 10, 2014.

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Pursuant to Section 4.4, 4.11 and 4.17 of the Plan, 41.5144 million shares, inclusive of the Disputed Claims Reserve, will be distributed on or about April 10, 2014 in satisfaction of the Single-Dip Non-Preferred Allocation. This distribution will be the final distribution in satisfaction of Single-Dip claims.

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The Disputed Claims Reserve will contain a total of 30.4052 million shares, which will be distributed in accordance with Section 7.3 of the Plan. Allowed claims will receive 30.7553 shares, subject to reduction for expenses of the Disputed Claims Reserve, including tax liabilities, for each $1,000 of allowed claims.

•	Also pursuant to the Plan, 11.6628 million shares are being distributed as part of the Labor Common Stock Allocation (as defined in the Plan).

Additional Information and Where to Find It
For questions about distributions under the Plan, please visit www.amrcaseinfo.com.

For information about American Airlines Group Inc., including financial information, corporate governance and its SEC filings, please visit aa.com/investorrelations.

About American Airlines Group
American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American’s AAdvantage and US Airways Dividend Miles programs allow members to earn and redeem miles for travel and everyday purchases as well as flight upgrades, vacation packages, car rentals, hotel stays and other retail products. American is a founding member of the oneworld® alliance, whose members and members-elect serve 981 destinations with 14,244 daily flights to 151 countries. Connect with American on Twitter @AmericanAir or Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways and on Facebook.com/USAirways.

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